UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2021

CSG SYSTEMS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27512	47-0783182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6175 S. Willow Drive, 10th Floor, Greenwood Village, CO		80111
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 200-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	CSGS	NASDAQ Stock Market LLC.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Transaction Overview.   On September 13, 2021, CSG Systems International, Inc. (“CSG”) refinanced its existing term bank debt and revolving credit agreement with a new debt arrangement with a consortium of banks.  The key benefits of the refinanced agreement include:  (i) an increase in the tenor of the loan from March 2023 to September 2026; (ii) a reduction in the interest rate and other fees; (iii) expansion of the revolving loan facility from $200 million to $450 million; and (iv) financial and other restrictive covenants that are generally equivalent to that of the existing agreement.  The new debt agreement increased CSG’s liquidity and capital resources position by approximately $30 million.

Transaction Details.  On September 13, 2021, CSG entered into a new $600 million credit agreement (the “2021 Credit Agreement”) with BofA Securities, Inc. and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners; Wells Fargo Bank, National Association, as Syndication Agent; BBVA, USA and U.S. Bank National Association, as Co-Documentation Agents; and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swingline Lender, and Issuing Bank.  The 2021 Credit Agreement replaced the credit agreement that CSG entered into in March 2018 (the “2018 Credit Agreement”).

The 2021 Credit Agreement provides borrowings in the form of:  (i) a $150 million aggregate principal five-year term loan (the “2021 Term Loan”); and (ii) a $450 million aggregate principal five-year revolving loan facility (the “2021 Revolver”).  With the $150 million proceeds from the 2021 Term Loan, CSG repaid the outstanding $120 million balance of the term loan under the 2018 Credit Agreement, resulting in a net increase of available cash by $30 million, a portion of which was used to pay certain fees and expenses in connection with the refinancing, and the remainder of which will be used for general corporate purposes.

The interest rates under the 2021 Credit Agreement are based upon CSG’s choice of an adjusted LIBOR rate plus an applicable margin of 1.375% - 2.125%, or an alternate base rate (“ABR”) plus an applicable margin of 0.375% - 1.125%, with the applicable margin, depending on CSG’s then-net secured total leverage ratio.  CSG will pay a commitment fee of 0.150% - 0.325% of the average daily unused amount of the 2021 Revolver, with the commitment fee rate also dependent upon CSG’s then-net secured total leverage ratio.  The 2021 Credit Agreement includes LIBOR transition language in which CSG can elect an ABR, a Eurodollar rate, an alternate currency term rate, or an alternate currency daily rate.

The 2021 Credit Agreement includes mandatory repayments of the aggregate principal amount of the 2021 Term Loan (payable quarterly) for the first, second, third, fourth, and fifth years, with the remaining principal balance due at maturity.  The 2021 Credit Agreement has no prepayment penalties and requires mandatory repayments under certain circumstances, including:  (i) certain asset sales or casualty proceeds; and (ii) proceeds of debt or preferred stock issuances.

The 2021 Credit Agreement contains customary affirmative covenants.  In addition, the 2021 Credit Agreement has customary negative covenants that places limits on CSG’s ability to:  (i) incur additional indebtedness; (ii) create liens on its property; (iii) make investments; (iv) enter into mergers and consolidations; (v) sell assets; (vi) declare dividends or repurchase shares; (vii) engage in certain transactions with affiliates; and (viii) prepay certain indebtedness; and (ix) issue capital stock of subsidiaries.  CSG must also meet certain financial covenants to include:  (i) a maximum total leverage ratio; (ii) a maximum first-lien leverage ratio; and (iii) a minimum interest coverage ratio.

In conjunction with the 2021 Credit Agreement, CSG entered into a security agreement in favor of Bank of America N.A, as collateral agent (the “Security Agreement”).  Under the Security Agreement and 2021 Credit Agreement, certain of CSG’s domestic subsidiaries have guaranteed its obligations, and CSG and such subsidiaries have pledged substantially all of their assets to secure the obligations under the 2021 Credit Agreement and such guarantees.

The 2021 Credit Agreement will be filed with CSG’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2021.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01”, Entry into a Material Definitive Agreement, is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 14, 2021

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ David N. Schaaf
David N. Schaaf
Chief Accounting Officer

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